AMENDED and RESTATED

ADMINISTRATION AGREEMENT

between

FIDELITY OXFORD STREET TRUST II

FIDELITY COMMODITY STRATEGY CENTRAL FUND

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

     AGREEMENT AMENDED and RESTATED as of this 1st day of January, 2020, by and between Fidelity Oxford Street Trust II, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the ”Fund”), on behalf of Fidelity Commodity Strategy Central Fund (hereinafter called the ”Portfolio”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the ”Administrator”) as set forth in its entirety below.

WHEREAS, the Fund desires to appoint the Administrator to perform certain administrative services on behalf of the Portfolio and the Administrator is willing to accept such appointment;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Administrator undertakes to perform (or arrange for the performance by its affiliates of) the services described herein, subject to and in accordance with the following provisions.

  2. (a)   The Administrator shall perform (or arrange for the performance by its affiliates of) all of certain administrative services to be performed on behalf of the Portfolio, provided that such services shall not include any services described in paragraphs 1(a), 1(b), or 1(c) of the Management Contract (the “Management Contract”) between the Fund, on behalf of the Portfolio, and Geode Capital Management, LLC (the “Adviser”).

              (b)  Without limiting the foregoing, the Administrator shall, subject to the supervision of the Adviser, perform (or arrange for the performance by its affiliates of) the administrative services necessary for the operation of the Portfolio, which services shall include, but not be limited to:

(i)  providing the Portfolio with office space, equipment and facilities (which may be its own) for maintaining its organization;

 (ii)  on behalf of the Portfolio, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable;

 (iii)  preparing all general shareholder communications, including shareholder reports;

 (iv)  conducting shareholder relations;

 (v)  maintaining the Fund’s existence and its records;

 (vi)  during such times as shares are publicly offered, maintaining the registration and qualification of the Portfolio’s shares under federal and state law; and

 (vii)  investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

The Administrator shall also furnish such reports, evaluations, information or analyses to the Fund or the Adviser as the Fund’s Board of Trustees or the Adviser may request from time to time or as the Administrator may deem to be desirable. The Administrator shall, subject to review by the Adviser and the Board of Trustees, furnish such other services as the Administrator shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

 ( c)  The Administrator shall (either itself or through an affiliate) pay the salaries and fees of all Trustees and officers of the Fund and Portfolio who are “interested persons” of the Fund or the Administrator, other than employees of the Adviser.  The Administrator also undertakes to pay, or provide for the payment of, the Portfolio’s operating expenses, other than the following: (i) interest and taxes; (ii)  fees and expenses of the Portfolio’s Trustees (collectively, ”Trustees”) other than those who are ”interested persons” of the Fund or the Adviser; (iii) custodian fees and expenses; and (iv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Portfolio may have to indemnify the Fund’s Trustees and officers with respect thereto. The Portfolio shall pay its non-operating expenses, including brokerage commissions and fees and expenses associated with the Portfolio’s securities lending program, if applicable.

3.  It is understood that the Trustees, officers and shareholders of the Fund are or may be or become interested in the Administrator as directors, officers or otherwise and that directors, officers and stockholders of the Administrator are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a shareholder or otherwise.

4.  The Portfolio shall not pay the Administrator a fee for the services rendered hereunder.

5.  The services of the Administrator to the Portfolio are not to be deemed exclusive, the Administrator being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Administrator’s ability to meet all of its obligations with respect to rendering services to the Portfolio hereunder.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Adviser, the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

 6. (a)  Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Agreement shall continue in force until September 30, 2020 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio.

 (b)  This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the Investment Company Act of 1940, as amended from time to time, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the ”Commission”) or any rules or regulations adopted by, or interpretative releases of, the Commission.

 (c)  In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to the Agreement, the Management Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

 (d)  Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without payment of any penalty.  This Agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of those Trustees of the Fund who are not parties to this Agreement, the Management Contract or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Portfolio.  This Agreement shall terminate automatically in the event of its assignment or upon termination of the Management Contract.

7.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

8.  The terms ”vote of a majority of outstanding voting securities,” ”assignment,” and ”interested persons,” when used herein, shall have the meanings specified in the 1940 Act and rules thereunder, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

FIDELITY MANAGEMENT AND RESEARCH COMPANY LLC

By: /s/Christopher J. Rimmer

Name: Christopher J. Rimmer, Treasurer

FIDELITY COMMODITY STRATEGY CENTRAL FUND

By: /s/ Laura M. Del Prato

Name: Laura M. Del Prato, President and Treasurer